UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 26, 2023

MARQETA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40465	27-4306690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
180 Grand Avenue, 6th Floor
Oakland, California 94612
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (888) 462-7738
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MQ	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Member of the Board

On January 26, 2023, Marqeta, Inc. (the “Company”) announced the appointment of Simon Khalaf as Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), effective January 31, 2023. Mr. Khalaf succeeds Jason Gardner, who has served as Chief Executive Officer of the Company since November 2010 and will continue with the Company as Executive Chairman.

Mr. Khalaf, age 56, served as Marqeta’s Chief Product Officer since July 2022, and Interim Chief Revenue Officer since August 2022. Mr. Khalaf served as Senior Vice President and GM of Twilio Inc. from May 2019 through June 2022 and served as Senior Vice President and GM of Verizon from June 2017 through May 2019. Prior to his role at Verizon, Mr. Khalaf held leadership roles at Yahoo, Novell, and Worldtalk. Mr. Khalaf graduated from the American University of Beirut with a B.E. in Electrical Engineering and Syracuse University with a Master of Science in Electrical Engineering.

There are no family relationships between Mr. Khalaf and any executive officer or director of the Company, there are no understandings or arrangements between Mr. Khalaf and any other person pursuant to which Mr. Khalaf was appointed as Chief Executive Officer and Mr. Khalaf has no transactions reportable under Item 404(a) of Regulation S-K.

Mr. Khalaf’s initial annual base salary as Chief Executive Officer will be $575,000 and he will be eligible for an annual incentive bonus of 100% of his annual base salary, which currently would be governed by the Company’s existing Executive Bonus Plan. Mr. Khalaf will be granted Restricted Stock Units (“RSUs”) having an approximate value of $7,625,000. The RSUs will vest in quarterly installments over approximately three years, provided Mr. Khalaf remains in continuous service through the applicable vesting date. Additionally, Mr. Khalaf will be granted an award of stock options having an approximate value of $7,625,000 with an exercise price per share equal to the closing price of a share of Class A common stock on the date of the grant. The shares subject to the option will vest monthly over approximately three years, provided Mr. Khalaf remains in continuous service through the applicable vesting date. The provisions of Mr. Khalaf’s RSU and stock option grants will otherwise be subject to the provisions of the Company’s standard forms and the Company’s 2021 Stock Option and Incentive Plan. The vesting of Mr. Khalaf's equity awards may accelerate as a result of his termination without cause or resignation for good reason in connection with a change of control of the Company, as specified in the offer letter and the Company’s Executive Severance Plan.

The foregoing description of the offer letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which will be included as an exhibit to the Company’s future SEC filings.

A copy of the press release regarding these announcements is attached to this Form 8-K as Exhibit 99.1.

Appointment of Jason Gardner as Executive Chairman

On January 26, 2023, Jason Gardner resigned as Chief Executive Officer, effective as of January 31, 2023. The Board appointed Mr. Gardner to serve as Executive Chairman of the Board, effective January 31, 2023. In his role as Executive Chairman, Mr. Gardner will receive an annual base salary of $330,000 per year and will be eligible for an annual incentive bonus of 75% of his annual base salary pursuant to the Company’s existing Executive Bonus Plan.

Item 8.01    Other events.

Appointment of Todd Pollack as Chief Revenue Officer

On January 26, 2023, the Board appointed Todd Pollack, age 48, as Chief Revenue Officer, effective as of January 31, 2023. Prior to joining Marqeta, Mr. Pollack was Chief Commercial Officer at Ancestry, Inc. since January 2019. Prior to Ancestry, Mr. Pollack held several senior sales positions at Google since joining the company in 2005. Mr. Pollack graduated from the University of Michigan with a B.A. in English and History.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
99.1	Press Release issued by Marqeta, Inc., dated January 26, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARQETA, INC.
Date: January 26, 2023	/s/ Michael (Mike) Milotich
Michael (Mike) Milotich
Chief Financial Officer